Filed Pursuant to Rule 424(b)(7)

Registration No. 333-184356

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 8, 2013)

42,079 Shares

Common Stock

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our,” “NorthStar,” “the Company” or similar references means NorthStar Realty Finance Corp., including its subsidiaries.  References to the “Operating Partnership” are to NorthStar Realty Finance Limited Partnership and its consolidated subsidiaries, in cases where it is important to distinguish between NorthStar and NorthStar Realty Finance Limited Partnership.

This prospectus supplement updates the prospectus dated January 8, 2013, relating to the resale of shares of common stock of NorthStar, by exchanging noteholders identified in the prospectus, that may be issued to them upon the exchange of 8.875% Exchangeable Senior Notes due 2032 issued and sold by the Operating Partnership in private transactions on June 12, 2012 and July 11, 2012, which we refer to herein as the “Notes.”

Investing in our common stock involves risks. See “Risk Factors” on page 6 of the accompanying prospectus dated January 8, 2013 and on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2013.

SELLING STOCKHOLDERS

The following information supplements and amends the table under the caption “Selling Stockholders” in the prospectus dated January 8, 2013. The following updated information is based upon information provided to us by a holder of the Notes who elected to exchange its Notes (the “Exchanging Noteholder”) and is accurate to the best of our knowledge as of February 22, 2013.

The following table sets forth information, as of February 22, 2013, with respect to the Exchanging Noteholder, the number of shares of NorthStar common stock (i) that the Exchanging Noteholder beneficially owned as of that date and (ii) that is expected to be beneficially owned by the Exchanging Noteholder immediately after the exchange of its Notes, based on our current “Combined Settlement” election as described in the prospectus dated January 8, 2013. The information is based on information provided by or on behalf of the Exchanging Noteholder. The percent of shares of common stock beneficially owned following the exchange is based on 163,607,259 shares of common stock outstanding as of February 22, 2013.

Unless otherwise indicated in the footnotes below, we believe that the Exchanging Noteholder will have sole voting and investment power with respect to all shares beneficially owned. Because the Exchanging Noteholder may offer, pursuant to this prospectus supplement, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the Exchanging Noteholder upon consummation of any sales. In addition, the Exchanging Noteholder may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, some or all of their Notes or common stock since the date as of which such information was provided to us.

Unless otherwise set forth below, the Exchanging Noteholder has not had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

Information about exchanging noteholders may change over time. Any changed information given to us by exchanging noteholders will be set forth in prospectus supplements or amendments to the prospectus dated January 8, 2013 if and when necessary.

	Shares Beneficially Owned Before Offering				Number Of Shares Being Offered	Shares Beneficially Owned After Offering
Name	Number		Percent (2)		For Resale (3)	Number (3)	Percent

Merestone Partners LP	333,229	(1)		*	42,079	291,150		*

Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (4)

*              Less than 1%.

(1)                                 Includes 291,150 shares of common stock beneficially owned by the Exchanging Noteholder in addition to the shares of common stock issuable upon the exchange of the Notes and is rounded to avoid fractional shares.

(2)                                 Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 163,607,259 shares outstanding on February 22, 2013. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the Notes beneficially owned by the Exchanging Noteholder. However, we did not assume exchange of any other holder’s Notes.

(3)                                 Assumes the Exchanging Noteholder sells (i) all of the common stock being issued to the Exchanging Noteholder upon exchange of the Notes, and (ii) none of the common stock beneficially owned by the Exchanging Noteholder prior to the exchange.

(4)                                 We will identify additional exchanging noteholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities as and when required.